Exhibit 1

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13D, and any amendments hereto, relating to the Class A ordinary shares, par value of US$0.0001 per share and Class B ordinary shares, par value of US$0.0001 per share of Lianhe Sowell International Group Ltd, a Cayman Islands company whose principal place of business is in Shenzhen, Guangdong Province, China, shall be filed on behalf of the undersigned.

April 16, 2026

Yue Zhu

/s/ Yue Zhu
Name: Yue Zhu

Lianyue Holding Limited

/s/ Yue Zhu
Name:	Yue Zhu
Title:	Director